Exhibit 10.17

Executive Total

Compensation Program

Executive Total Compensation Program

Table of Contents

Policy Objectives	3

Compensation Philosophy	3

• Base Salary	3

• Annual Incentive	3

• Annual Equity Award	4

Participation	4

Share Ownership Requirements	4

Equity Customization Guidelines	5

Deferred Annual Incentive	6

Retirement	6

Program Administration	7

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Policy Objectives

•	To align the long-term interests of Program Participants and shareholders;

•	To establish competitive pay levels on a total compensation basis;

•	To clearly link pay with performance;

•	To provide flexibility in form and structure to meet individual time horizons;

•	To demonstrate good governance and corporate responsibility;

•	To encourage the retention of the Group Chief Executive Officer and other key executives

Compensation Philosophy

The Executive Total Compensation Program is the basis for compensation and benefits that will motivate and reward contributions and behaviors of participants that effectively produce optimal financial and non-financial results and ensure the long-term success of PartnerRe Ltd. (“PartnerRe” or the “Company”).

Compensation should be positioned at the market median of Total Compensation (as defined below) for target performance. The median is determined by an analysis of peer companies within the global market environment (the “Peer Group”). The Peer Group is confirmed annually by the Compensation Committee of the Board of Directors (the “Compensation Committee”). Total Compensation will consist of the following:

•	Base Salary

The Program Participant’s base salary should be competitive at the median of base salary data as determined by an analysis of the Peer Group. Base salaries will be reviewed and approved annually by the Compensation Committee.

•	Annual Incentive

Program Participants are eligible for an incentive award, as approved annually by the Compensation Committee and pursuant to the annual incentive guidelines of the Company. Annual incentive awards are based on the Company’s financial results, organizational objectives as well as individual performance against predefined goals.

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•	Annual Equity Award

Program Participants are eligible for an equity award, as approved annually by the Compensation Committee. Annual equity awards are based upon the Company’s financial results as well as individual performance.

The equity award delivered to the Program Participant will consist of 60% of the value in share options or share-settled share appreciation rights (share-settled SAR’s) and 40% in restricted share units (RSU’s). Equity awards will vest according to the standard vesting schedule in practice at the time of the grant.

Participation

The Group Chief Executive Officer and such other key executives, as determined by the Compensation Committee from time to time (together the “Program Participants”) shall be eligible to participate in the Executive Total Compensation Program.

Share Ownership Requirements

To promote the goal of aligning the interests of Program Participants with the interests of shareholders, each Program Participant is required to meet and maintain two share ownership targets (Target A and Target B), as detailed in the table below:

	Ownership Targets
	Target A - Total Shares/Equivalents as percentage of Shares Outstanding	Target B - Total Shareholdings as percentage of Shares Outstanding
Group Chief Executive Officer	0.2%	1.0%
Other Program Participants	0.05%	0.25%

A)	Includes shares owned, restricted shares, RSU’s, shares held in qualified plans, and deferred share units).

B)	Target A plus all exercisable and unexercisable options and share-settled SAR’s.

Program Participants that have not reached Target A may not sell any of the net shares that they have been granted, and they are not eligible for the equity customization feature (see below). For this purpose, “net shares” are the shares remaining from a transaction (i.e., the exercise of an option or the vesting of restricted shares) after the Program Participant sells enough shares to pay the applicable exercise price and any related tax or social security liabilities.

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After the Program Participant reaches Target A, the Net Share retention requirement will drop from 100% to 50%. The Program Participant is required to retain 50% of the Net Shares received for a period of three years, unless they are 55 or older, in which case the retention period for the Net Shares will be one year.

All retention requirements end upon termination or upon a change in control of PartnerRe as defined in the equity plan documents from which the equity is granted.

Equity Customization Guidelines

After the Program Participant reaches both ownership Targets A & B they may elect to participate in the Equity Customization program and tailor their Annual Equity Award. Qualifying Program Participants may choose from the following combinations:

	Share Options/ Share-settled SAR’s**	Restricted Shares/ RSU’s**
Alternative 1*	60%	40%
Alternative 2	25%	75%
Alternative 3	75%	25%
Alternative 4	0%	100%
Alternative 5	100%	0%

*	Executives who do not elect to customize their equity mix will continue to receive Alternative 1.

**	Share options or share-settled SAR’s, restricted shares and RSU’s will vest according to standard vesting schedule currently in practice at the time of grant.

Customization elections are made once every three years on a prescribed election form. Once made, the election is irrevocable.

If the Program Participant’s Total Shares or Total Shareholdings percentage drops below the Ownership Targets due to:

•	a share issuance by the Company, or

•	the sale of shares by the individual to cover taxes upon the vesting of restricted shares or RSU’s,

the Program Participant will have a one year grace period to once again meet the Ownership Targets. During this grace period, the Program Participant can continue to participate in the Equity Customization program.

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Deferred Annual Incentive

To further encourage Program Participants to reach the share ownership targets, the company will provide a match on elective deferrals of annual cash incentives. Program Participants may defer all, or a portion of, their annual cash incentive by converting it immediately to vested restricted deferred share units. These restricted deferred share units have a minimum delivery date restriction of five years from the date of grant, but Program Participants may choose to defer their delivery dates for 10 years or until retirement.

The company match will consist of restricted share units valued at 25 percent of the deferred cash incentive value and will vest after three years. The delivery date restrictions will match the restrictions of the related deferred share units.

Once a Program Participant has satisfied the Ownership Targets he/she will no longer be eligible to receive the company match on elective deferrals of annual cash incentives.

Deferred elections are expressed as a percentage of the total annual cash incentive. Executives are given the following four choices for deferral:

•	0%
•	25%
•	50%
•	100%

All share delivery date restrictions will end upon termination or upon a change in control of PartnerRe as defined in the equity plan documents from which the equity is granted.

Retirement

Under the Executive Total Compensation Program, any unvested awards held by an eligible Program Participant as of his or her retirement date will continue to vest under the original vesting provisions. Similarly, any vested options or vested share-settled share appreciation rights (including those that vest post-retirement) will remain exercisable for the remainder of their original term.

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Unless country specific compliance issues apply, Program Participants are eligible for executive retirement benefits once they meet one of these age and service requirements:

•	Age 65; or

•	Age 60 with 10 years of service

These age and service criteria will apply to equity grants made pursuant to the 2009 performance year and beyond.

Post-retirement Conditions

In order to retain the beneficial treatment of long-term equity compensation awards, the Program Participant must refrain from any of the following activities for 36 months following retirement

•	competing in the reinsurance business in locations where PartnerRe does business.

•	soliciting employees or customers to a company that competes in the reinsurance business in the locations where PartnerRe does business.

•	disclosing confidential information (unless legally required to do so).

Program Administration

The Executive Total Compensation Program is approved and administered by the Compensation Committee. Policy implementation and reporting is managed by Group Human Resources.

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